Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

dated as of January 29, 2008

among

EXCEL MARITIME CARRIERS LTD.,

BIRD ACQUISITION CORP.

and

QUINTANA MARITIME LIMITED

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of February 7, 2008, among Excel Maritime Carriers Ltd., a corporation organized under the laws of the Republic of Liberia (the “Buyer”), Bird Acquisition Corp., a non-resident domestic corporation organized under the laws of the Republic of the Marshall Islands and a direct wholly-owned subsidiary of the Buyer (“Merger Sub”), and Quintana Maritime Limited, a non-resident domestic corporation organized under the laws of the Republic of the Marshall Islands (the “Company”).

W I T N E S S E T H:

WHEREAS, the Buyer, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of January 29, 2008 (as amended hereby, the “Merger Agreement”). Capitalized terms used and not defined herein shall have such meanings as assigned to such terms in the Merger Agreement; and

WHEREAS, pursuant to Section 9.4 of the Merger Agreement, the parties hereto desire to amend certain provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained in the Merger Agreement, the parties hereto agree as follows:

Section 1. Amendment. Section 7.18 of the Merger Agreement is hereby amended by replacing all references to “$108 million” therein with “$93 million” and to thereafter read in its entirety:

“SECTION 7.18 Letter of Credit.

(a) Within seven Business Days after the date of this Agreement, the Buyer will provide the Company with a letter of credit, in substantially the form of Exhibit D, in the amount of $93 million as security for its obligation, if any, to pay the Buyer Breach Fee and/or the Financing Termination Fee, in each case in accordance with Article IX. The Company will return such letter of credit to the Buyer at the earlier of (i) the Effective Time and (ii) upon a termination of this Agreement in accordance with Article IX in a situation where none of the Buyer Breach Fee and/or the Financing Termination Fee are payable by the Buyer, in each case in accordance with Article IX.

(b) Within seven Business Days after the date of this Agreement, the Company will provide the Buyer with a letter of credit, in substantially the form of Exhibit E, in the amount of $93 million as security for its obligation, if any, to pay the amounts owing pursuant to Section 9.2. The Buyer will return such letter of credit to the Company at the earlier of (i) the Effective Time and (ii) upon a termination of this Agreement in accordance with Article IX in a situation where no amounts are payable by the Company in accordance with Article IX.”

Section 2. Governing Law. This Amendment will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except to the extent that the law of the Marshall Islands is mandatorily applicable to the Merger.

Section 3. Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE AND ANY APPELLATE COURT THEREOF AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AMENDMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (OTHER THAN ACTIONS RELATING TO THE FIDUCIARY DUTIES OF DIRECTORS OF THE COMPANY OR THE BUYER WHICH ACTIONS SHALL BE LITIGATED IN THE JURISDICTION IN WHICH SUCH CORPORATION IS DOMICILED) MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AMENDMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (OTHER THAN FIDUCIARY DUTIES). EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THE MERGER AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

Section 4. Waiver of Jury Trial. Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Amendment, as applicable, by, among other things, the mutual waivers and certifications in this Section 4.

Section 5. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile will be effective as delivery of a manually executed counterpart of this Amendment.

Section 6. Remainder of the Merger Agreement Not Affected. In the event of any conflict between the terms of this Amendment and the Merger Agreement, the terms of this Amendment shall govern. Except as set forth in Section 1 hereof, the terms and provisions of the Merger Agreement remain in full force and effect without change, amendment, waiver or modification.

Section 7. Ratification. As modified hereby, the Merger Agreement and its terms and provisions are hereby ratified for all purposes and in all respects.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment effective as of the date first written above.

EXCEL MARITIME CARRIERS LTD.

By:	/s/ Gabriel Panayotides
Name:	Gabriel Panayotides
Title:	Chairman of the Board

BIRD ACQUISITION CORP.

By:	/s/ Gabriel Panayotides
Name:	Gabriel Panayotides
Title:	President

QUINTANA MARITIME LIMITED

By:	/s/ Corbin J. Robertson, Jr.
Name:	Corbin J. Robertson, Jr.
Title:	Chairman of the Board